EXHIBIT 99.1

[GRAPHIC OMITTED]


For Immediate Release                   Media Contact:     William J. Ahearn
                                                           (212) 526-4379

                                        Investor Contact:  Shaun Butler
                                                           (212) 526-8381



                             LEHMAN BROTHERS REPORTS
                     FIRST QUARTER EARNINGS OF $387 MILLION



          Posts Third Highest Revenues Ever, Despite Difficult Markets



NEW YORK, March 21, 2001 -- Lehman Brothers Holdings Inc. (ticker symbol: LEH) today reported net income of $387 million, or $1.39 per common share (diluted), for the first quarter ended February 28, 2001, compared with $541 million, or $1.84 per common share reported for the first quarter of fiscal 2000, and $399 million, or $1.46 per common share in the 2000 fourth quarter.

"For the first quarter, we maintained a high level of revenues, net income, and profitability, despite difficult market conditions, which demonstrates the ongoing strength and success of the Lehman Brothers franchise," said Richard S. Fuld, Jr., Chairman and
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                                                             1Q Earnings/Page 2

Chief Executive Officer."In addition, we were able to enhance the organization's positioning and potential, expanding our market share in key high margin businesses we have targeted, such as equity and high yield origination, and announced M&A transactions."

Mr. Fuld noted that the quarterly revenues were the third best Lehman Brothers has ever recorded.

"This strong performance, in a challenging market environment, underscores the success of our efforts over the past few years to diversify the Firm's business mix among equities, investment banking and fixed income, as well as geographically among the U.S., Europe and Asia," he said. He noted that the Firm's results also demonstrated the continued successful management of its expense and risk profile.

Net revenues (total revenues less interest expense) for the first quarter were $1.9 billion, down 14 percent from a record $2.2 billion in the first quarter of fiscal 2000, and an increase of 11 percent from $1.7 billion for the fiscal 2000 fourth quarter. Mr. Fuld noted that the high level of revenues recorded in the first quarter reflected strong performance in debt origination, capital markets, and high-net-worth activities, despite market volatility and industry-wide weakness in equity origination.

Non-interest expenses for the quarter were $1,310 million, compared with $1,408 million in the fiscal 2000 first quarter. Nonpersonnel expenses in the fiscal 2001 first quarter were $350 million, slightly higher than the fiscal 2000 fourth quarter amount of $338 million, and up from $263 million in the previous year's first quarter. Compensation and benefits as a percentage of net revenues was 51 percent, unchanged from fiscal 2000.

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                                                             1Q Earnings/Page 3

Also during the quarter, the Firm began processing its equity trading activities through an internal system developed with Automatic Data Processing, which will provide both ongoing cost savings as well as clearing efficiencies for clients.

For the fiscal 2001 first quarter, the Firm's return on common equity was 21.2 percent, compared with 22.4 percent in the preceding quarter, and a record 36.8 percent in the fiscal 2000 first quarter. For the quarter ended February 28, 2001, the Firm's pre-tax operating margin was 30.4 percent, compared with 32.6 percent in the fiscal 2000 fourth quarter, and a record 36.1 percent in the fiscal 2000 first quarter. Return on common equity is calculated before any adjustments for special preferred dividends.

As of February 28, 2001, Lehman Brothers stockholders' equity and trust preferred securities totaled $8.5 billion, and total capital (stockholders' equity, trust preferred securities, and long-term debt) was approximately $45 billion. Book value per common share was $28.90.

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high-net-worth individuals worldwide. Founded in 1850, Lehman
Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private equity, and private client services. The Firm is headquartered in New York, London, and Tokyo and operates in a network of offices around the world. For further information about Lehman Brothers' services, products, and recruitment opportunities, visit our Web site at www.lehman.com.



                         Financial Information Attached


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Conference Call

A conference call to discuss the Firm's financial results and outlook will be held at 9:00 a.m. EST on Wednesday, March 21. Members of the public who would like to access the conference call should dial 712-257-3786 (passcode: MEDIA). The conference call will also be accessible through the "Shareholders" section of the Firm's web site, www.lehman.com. For those unable to listen to the live broadcast, a replay will be available on the Firm's web site or by dialing 1-402-530-7612, beginning approximately one hour after the event, and remaining available until 5:00 p.m. on April 6, 2001.


Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements. These statements are not historical facts but instead represent only the Firm's expectations, estimates and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. The Firm's actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. For more information concerning the risks and other factors that could affect the Firm's future results and financial condition, see "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the Firm's most recent Annual Report to Shareholders.